Exhibit 99.1

Innovex Obtains Approvals for Debt Restructuring

PLYMOUTH, Minn.--(BUSINESS WIRE)--Innovex (Nasdaq: INVX) today announced it has received written confirmation from the Company’s Thai banking partners, Bank of Ayudhya and Thai Military Bank, of their approval of a restructuring of the Company’s long term debt facilities with these banks. The debt restructuring is subject to negotiation of definitive documentation, which the Company expects will be completed in the current quarter.

“We are very pleased with the support we have received from our banking partners in providing working capital to aide us in working through this business transition period,” said Randy Acres, Innovex’s Chief Financial Officer.

“This significant first step will allow us to proceed with additional alternatives that are required to provide all the working capital necessary for our projected revenue ramps and to shore up our balance sheet,” stated Terry Dauenhauer, Innovex’s Chief Executive Officer. “We are now also able to devote more of our management efforts toward executing our business plan.”

About Innovex, Inc.

Innovex, Inc. is a leading manufacturer of high-density flexible circuit-based electronic interconnect solutions. Innovex’s products enable the miniaturization and increasing functionality of high technology electronic devices. Applications for Innovex’s products include data storage devices such as hard disk drives and tape drives, liquid crystal displays for mobile telecommunication devices, flat panel displays and printers. Innovex is known worldwide for its advanced technology and world class manufacturing.

Safe Harbor for Forward Looking Statements

Except for historical information contained herein, the matters discussed in this press release are forward looking statements that involve risks and uncertainties, including the timely availability and acceptance of new products, impact of restructuring charges, changes in product mix, the impact of competitive products and pricing, effect of world-wide economic conditions on flexible circuit demand, changes in manufacturing efficiencies, fluctuations in financial results, continued cash availability under Company credit facilities, the ability of the Company to reach definitive agreement with its banks to restructure its long term debt, the ability to execute on additional alternatives to provide required working capital on a timely basis and on acceptable terms and other risks detailed from time to time in the Company’s reports filed with the Securities and Exchange Commission.

CONTACT:
Innovex, Inc.
Randy Acres, CFO, 763-383-4038
Facsimile: 763-383-4090
Internet: http://www.innovexinc.com